GRID PETROLEUM CORP. SIGNS LETTER OF INTENT TO ACQUIRE NATURAL GAS LEASES IN JONAH FIELD, WYOMING, USA.

CALGARY, ALBERTA – (MARKET WIRE) –January 12th, 2010 - Grid Petroleum Corp. (OTC.BB: GRPR) is pleased to announce that it has entered into a letter of intent to acquire a 100% working interest in four separate oil and gas prospects within the Jonah Field region of Wyoming, USA.    The Jonah Prospects encompass over 6,000 acres of high impact gas leases and are located in the second largest proven gas reserve in the North America.  This transaction will be subject to a prominent oil and gas services valuator's opinion and further due diligence.  Grid Petroleum must complete this transaction no later than April 15, 2010.

Kelly Sundberg
President

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning gold or other mineral reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present if and when a project is actually developed.
Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of gold or mineral deposits, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of gold or minerals are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior mineral exploration companies with the US Securities and Exchange Commission. This announcement may also contain information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC's mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.